UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 7, 2021

LCI INDUSTRIES

(Exact name of registrant as specified in its charter)

Delaware	001-13646		13-3250533

(State or other jurisdiction of incorporation)		(Commission File Number)	(I.R.S. Employer Identification No.)

3501 County Road 6 East,	Elkhart,	Indiana	46514

(Address of principal executive offices)			(Zip Code)

Registrant's telephone number, including area code:			(574)	535-1125

N/A

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $.01 par value	LCII	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

The information set forth below under Item 2.03 is incorporated into this Item 1.01 by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On December 7, 2021, LCI Industries (the “Company”) and certain of its subsidiaries entered into an Amendment No. 4 (the “Amendment”) which amends the Company’s existing Fourth Amended and Restated Credit Agreement (the “Amended Credit Agreement”) with JPMorgan Chase Bank, N.A., as administrative agent, and the other bank lenders to, among other things, provide for a new term loan to Lippert Components in an aggregate principal amount of $400.0 million, a portion of which shall be used to prepay in full the existing term loan outstanding under the Amended Credit Agreement. The Company intends to use the incremental amount of the term loan, after refinancing the existing term loan, for fees and expenses and to repay approximately $100.0 million of the approximately $400.0 million currently outstanding under the revolving credit facility under the Amended Credit Agreement. The revolving credit facility under the Amended Credit Agreement remains at $600.0 million. As a result, the total borrowing capacity under the Amended Credit Agreement, as amended by the Amendment, increased to $1.0 billion.

The Amendment also increases the amount by which the facility can be increased by the Company, upon request, in the form of an increase to the revolving credit facility or one, or more, incremental term loan facilities upon approval of the lenders and receiving certain other consents, from up to an additional $300.0 million to up to an additional $400.0 million.

In addition, the Amendment extends the maturity date of the revolving credit facility, and the final payment date for the term loan, from December 14, 2023 to December 7, 2026.

Pursuant to the Amendment, the term loan is required to be repaid in installments as follows: (i) $5.0 million on the last business day of each fiscal quarter beginning with the last fiscal quarter of 2021 and ending with the third fiscal quarter of 2023, (ii) $7.5 million on the last business day of each fiscal quarter beginning with the last fiscal quarter of 2023 and ending with the third fiscal quarter of 2025; and (iii) $10.0 million on the last business day of each fiscal quarter beginning with the last fiscal quarter of 2025 until the maturity date of December 7, 2026, when any unpaid balance of the term loan is due and payable.

The Amendment provides for adjustments to certain of the negative covenants applicable to the Company under the Amended Credit Agreement, which adjustments will not become effective until the Company repays in full its $50.0 million of 3.80% Series B Senior Notes due March 29, 2022 issued pursuant to that Fifth Amended and Restated Note Purchase and Private Shelf Agreement with PGIM, Inc. and the noteholders party thereto. The Amendment also revises the benchmark replacement language under the Amended Credit Agreement to reflect that several London interbank offered rates (“LIBOR”) for borrowings in U.S. dollars and other alternative currencies available under the Amended Credit Agreement may no longer be available in the future, and the Amended Credit Agreement provides for customary LIBOR benchmark replacements.

The foregoing description of the Amendment is a summary of the material terms, does not purport to be complete, and is qualified in its entirety by reference to the Amendment, which includes the Amended Credit Agreement, as amended by the Amendment, as Exhibit A to the Amendment, a copy of which is attached to this Current Report on Form 8-K as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Index:

10.1    Amendment No. 4 to Fourth Amended and Restated Credit Agreement, dated as of December 7, 2021, by and among LCI Industries, Lippert Components, Inc., LCI Industries B.V., LCI Industries Pte. Ltd., each other Subsidiary of the Company listed on the signature pages thereto, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent.

104    Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LCI INDUSTRIES
(Registrant)

By: /s/ Brian M. Hall Brian M. Hall Chief Financial Officer

Dated:	December 9, 2021